THIRD AMENDMENT TO
TERM LOAN AND SECURITY AGREEMENT AND WAIVER

          THIS THIRD AMENDMENT TO TERM LOAN AND SECURITY AGREEMENT AND WAIVER (this “Amendment”) is made and entered into as of this 19th day of October 20, 2005, by and among EASY GARDENER PRODUCTS, LTD., a Texas limited partnership (the “Borrower”), EYAS INTERNATIONAL, INC., a Texas corporation, EG, L.L.C., a Nevada limited liability company, E G PRODUCT MANAGEMENT, L.L.C., a Texas limited liability company, WEATHERLY CONSUMER PRODUCTS GROUP, INC., a Delaware corporation, WEATHERLY CONSUMER PRODUCTS, INC., a Delaware corporation, and NBU GROUP, LLC, a Texas limited liability company (each a “Guarantor” and collectively the “Guarantors”; and collectively with the Borrower, the “Credit Parties”), the Lenders (as defined in the Loan Agreement defined below) and CAPITALSOURCE FINANCE LLC, a Delaware limited liability company (the “Agent”), as agent for itself and on behalf of the Lenders.

W I T N E S S E T H:

          WHEREAS, the Borrower, the Guarantors, the Lenders and the Agent are parties to that certain Term Loan and Security Agreement, dated as of October 29, 2003 (as amended by that certain First Amendment to Term Loan and Security Agreement dated as of April 27, 2004, that certain Second Amendment to Term Loan and Security Agreement and Waiver dated as of October 12, 2004 and as the same may be further amended, amended and restated, modified and supplemented, the “Loan Agreement”), pursuant to which the Lenders extended certain financial accommodations to the Borrower under the terms and conditions stated therein;

          WHEREAS, the Credit Parties’ Senior Leverage Ratio as of June 30, 2005 was 4.08, which exceeded the maximum allowable Senior Leverage Ratio of 3.00 for such period as set forth in Annex I of the Loan Agreement;

          WHEREAS, the Credit Parties’ EBITDA was $9,416,000 as of June 30, 2005, which was less than the minimum allowable EBITDA of $11,500,000 for such period as set forth in Annex I of the Loan Agreement;

          WHEREAS, the Borrower has notified Agent that Events of Default have occurred and are continuing as a result of: (a) Credit Parties’ failure to comply with the Senior Leverage Ratio as described above and (b) Credit Parties’ failure to comply with the minimum EBITDA requirement as described above (such Events of Default are hereinafter collectively referred to as the “Specified Events of Default”) and the Borrower has requested that the Agent and the Lenders waive the Specified Events of Default; and

          WHEREAS, the Agent and the Lenders have agreed to the Credit Parties’ requests upon and subject to the terms and conditions hereinafter set forth;

          NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree that all capitalized terms used herein which are not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement, and further agree as follows:

          SECTION 1. Acknowledgement of Obligations.

                    (a) Borrower hereby acknowledges and agrees that based on the Specified Events of Default (as defined below), it is unconditionally liable to the Agent and Lenders for the full and immediate payment of all of the Obligations including, without limitation, those Obligations set forth on Schedule A attached hereto and incorporated herein by reference, plus all interest, charges, fees, costs, and expenses that may arise under the Loan Agreement and other Loan Documents plus all attorneys’ fees, disbursements and costs of collection incurred in connection with such Obligations by Agent and Lenders and that Borrower has no defenses, counterclaims or set-offs with respect to the full and immediate payment and performance of any or all Obligations under the Loan Agreement and the other Loan Documents.

                    (b) Borrower acknowledges and agrees that (i) the Specified Events of Default constitute material defaults under the Loan Agreement and the other Loan Documents, (ii) any notices that might be given and any grace periods or cure periods which must expire, prior to Agent or Lenders exercising any of their respective rights and remedies in connection with the Loan Agreement or the other Loan Documents, have been given, complied with and expired and, in any event, are hereby waived and relinquished by Borrower, and (iii) as a consequence, Agent and Lenders are now entitled to immediately exercise all of their respective rights and remedies under the Loan Agreement and the other Loan Documents, at law or in equity, including, without limitation, their rights to declare all Obligations to be immediately due, payable, and performable, without notice, except that Agent and Lenders have agreed to waive the Specified Events of Default as provided in this Amendment.

                    (c) Borrower further acknowledges and agrees that as a result of the Specified Events of Default, Agent and Lenders have no commitments, obligations or agreements to make loans or advances or other financial accommodations to Borrower, except that Agent and Lenders have agreed to waive the Specified Events of Default as provided in this Amendment and to continue to make loans, advances or other financial accommodations as provided in this Amendment.

          SECTION 2. Amendments to Loan Agreement.

                    (a) Evidence of Loans; Notes. Sections 2.12 (Notes) of the Loan Agreements is hereby deleted in its entirety and the following in substituted in lieu thereof:

          “2.12 Evidence of Loans.

(a)

Each Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to such Lender resulting from each Loan made by such Lender from time to time and the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b)

Agent shall maintain electronic or written records (the “Register”) in which it will record (i) the amount of each Loan made hereunder, the class and type of each Loan made and any applicable interest rate periods, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from Borrower to each Lender hereunder and (iii) all amounts received by Agent hereunder from Borrower and each Lender’s share thereof.

(c)

The entries in the Register shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans or Obligations in accordance with their terms.

(d)

Borrower agrees that upon written notice by Agent to Borrowers, which written notice may be issued to Borrower at any time in Agent’s sole discretion, and shall be accompanied by the return of one or more of the then existing Notes to Borrowers (“Notice Regarding Notes”); all references to “Term A Loan Notes”, “Term B Loan Notes”, or “PIK Notes” in the Loan Documents shall be deemed to refer to any still outstanding Term A Loan Notes, Term B Loan Notes or PIK Notes, as applicable, and, in the case of Term A Loans, Term B Loans or PIK obligations that are no longer evidenced by Term A Loan Notes, Term B Loan Notes or PIK Notes, as applicable, such Loans shall thereupon be evidenced by the Register and such references to any such “Term A Loan Notes”, “Term B Loan Notes” or “PIK Notes” in the Loan Documents shall be deemed to refer to such Register or to the applicable facility, as appropriate.

(e)

Upon Agent’s or any Lender’s request, and in any event within three (3) Business Days of any such request, the Borrower shall execute and deliver to Agent new Notes and/or divide any existing Notes in such smaller amounts or denominations as Agent or such Lender shall specify in their respective sole discretion, provided that the aggregate principal amount of such new Notes does not exceed the aggregate principal amount of the Loans outstanding when such request is made.”

                    (b)  Subsection (v) of Section 2.7(c) (Other Mandatory Prepayments; Optional Prepayments) is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(v)

If, upon receipt of the Borrower’s annual audited financial statements, the Agent determines in its sole discretion that payments from Excess Cash Flow made in the first three fiscal quarters of such fiscal year exceed the required payment amount from Excess Cash Flow for such fiscal year, then the difference shall be held by Agent and thereafter shall be applied to the then outstanding Loans in the order specified in Section 2.7(c)(i); and”

                    (c) Termination Fee. A new sentence is hereby added to Section 3.2 (Termination Fee) following the end of last sentence set forth therein as follows:

“Notwithstanding the foregoing, if the Obligations are indefeasibly repaid in full in cash on or before the Maturity Date as a result of the consummation of a Repayment Event, then the Termination Fee shall be forgiven and shall not be payable by Borrower.”

                    (d) Section 3.4 (Default Rate of Interest) of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

          “3.4 Default Rate of Interest.

(a)

Borrower acknowledges and agrees that based on the Specified Events of Default (as such term is defined in the Third Amendment) and notwithstanding the waiver thereof pursuant to Section 7 of the Third Amendment, the Applicable Rate of interest in effect with respect to the Obligations shall be increased by two percent (2.0%) per annum (the “Default Rate”) from and after October 1, 2005 and until such time as the Default Rate with respect to the Specified Events of Default (as such term is defined in the Third Amendment) is waived by the Agent and Lenders, in writing in their sole discretion, and shall be due and payable in cash on the first day of each calendar month commencing on November 1, 2005 and continuing until the later of the expiration of the Term and the full performance and indefeasible payment in full in cash of all Obligations and the termination of this Agreement.

(b)

In the event that the Agent and Lenders waive the Default Rate in accordance with subsection (a) above, then thereafter upon the occurrence and during the continuation of a new Event of Default other than the Specified Events of Default (as such term is defined in the Third Amendment), the Default Rate shall be charged (such that the Applicable Rate of interest in effect at such time with respect to the Obligations shall be increased by two percent (2.0%) per annum) automatically and without notice from Agent, Lenders or any other Person. In all such events, and notwithstanding the date on which application of the Default Rate is communicated to Borrower, the Default Rate shall accrue from the initial date of such Event of Default and shall be due and payable in cash upon demand. Neither Agent nor Lenders shall be required to (A) accelerate the maturity of the Loans, (B) terminate any Commitment or (C) exercise any other rights or remedies under the Loan Documents or applicable law in order to charge interest hereunder at the Default Rate.”

                    (e)  Section 6.1(a) (Financial Statements, Reports and Other Information) of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

          “6.1 Financial Statements, Reports and other Information

                  (a)  Financial Reports. The Credit Parties shall furnish to Agent (i) as soon as available and in any event within ninety (90) calendar days after the end of each fiscal year of Borrower, audited annual consolidated and consolidating financial statements of the Credit Parties and EGUK, including the notes thereto, consisting of a consolidated and consolidating balance sheet at the end of such completed fiscal year and the related consolidated and consolidating statements of income, retained earnings, cash flows and owners’ equity for such completed fiscal year, which financial statements shall be prepared and certified without qualification by an independent certified public accounting firm satisfactory to Agent in its Permitted Discretion and accompanied by related management letters, if available; provided that the consolidating statements may be unaudited; and provided, further that internally prepared drafts of the annual consolidated and consolidating financial statements of the Credit Parties and EGUK that are described above shall be provided to Agent as soon as possible and in any event within twenty (20) calendar days after the end of each fiscal year of Borrower, (ii) as soon as available and in any event in draft form within twenty (20) calendar days after the end of each fiscal quarter of the Borrower and in final form within forty-five (45) calendar days after the end of each fiscal quarter of the Borrower (other than the last fiscal quarter of each fiscal year), unaudited consolidated and consolidating financial statements of the Credit Parties consisting of a balance sheet and statements of income, retained earnings and cash flows and owners’ equity as of the end of the immediately preceding fiscal quarter, (iii) as soon as available and in any event within twenty (20) calendar days after the end of each calendar month (other than the last calendar month of a fiscal quarter), unaudited consolidated and consolidating financial statements of the Credit Parties, consisting of a balance sheet and statements of income, retained earnings, cash flows and owners’ equity as of the end of the immediately preceding calendar month, and (iv) within twenty (20) calendar days after the end of each calendar month, a listing of all proposed non-recurring adjustments to EBITDA during such calendar month. All such financial statements shall be prepared in accordance with GAAP consistently applied with prior periods (subject, as to interim statements, to lack of footnotes and year-end adjustments). With each quarterly and annual financial statement, the Borrower shall also deliver (x) a Compliance Certificate of its chief financial officer in the form of Exhibit A attached hereto (as the same has been amended and restated by the Third Amendment) and otherwise satisfactory to Agent stating that (A) such person has reviewed the relevant terms of the Loan Documents and the condition of the Credit Parties, (B) no Default or Event of Default has occurred or is continuing, or, if any of the foregoing has occurred or is continuing, specifying the nature and status and period of existence thereof and the steps taken or proposed to be taken with respect thereto, and (C) the Borrower is in compliance with all financial covenants in this Agreement attached as Annex I hereto and (y) a description, in form and substance satisfactory to the Agent, of each new material agreement or arrangement entered into with any Affiliate or holder of the Existing Warrant, including an estimate of cost savings to the Borrower and or increase to the Borrower’s EBITDA resulting from such agreement or arrangement, or of any modifications to existing material agreements or arrangements with any Affiliate or holder of the Existing Warrant, that occurred during the applicable fiscal quarter. With each annual financial statement, Borrower shall also deliver the calculation of the estimated level of distributions by Borrower to its partners for the payment of all applicable federal, and state income taxes in connection with Borrower’s income for such fiscal year. Such certificate shall be accompanied by the calculations necessary to show compliance with the financial covenants in a form satisfactory to the Agent in its Permitted Discretion.”

                    (f) Subsection (iv) of Section 6.1(c) (Notices) of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(iv)

any notice received by any Credit Party from any payor of a claim, suit or other action that such payor has claims or has filed any claims against any Credit Party for an amount in excess of $250,000 individually or $500,000 in the aggregate.”

                   (g) Subsection (f) of Section 6.1 (Shareholder Reports and Government Filings) of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(f)

Shareholder Reports and Government Filings. Borrower shall furnish to Agent, concurrently with the sending or filing thereof, a copy of any proxy statements, financial statements or reports which the Credit Parties have made available to their shareholders or other equity owners in their capacity as such shareholders or equity owners, as a class or any class or series of shareholders or other equity owners as a class or series and a copy of any regular, periodic and special reports or registration statements which the Credit Parties file with the Securities and Exchange Commission, any stock exchange or any Governmental Authority, and Credit Parties shall timely file all reports required to be filed with the Securities and Exchange Commission, any stock exchange or any Governmental Authority. In connection with the foregoing, the Agent and Lenders shall not declare an Event of Default based on Borrower’s failure to timely file its form 10-K for the fiscal year ended June 30, 2005 with the Securities and Exchange Commission and the American Stock Exchange, provided that the same is filed with such authorities on or before October 25, 2005.”

                   (h) Section 6.7 (Inspection; Periodic Audits) of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“6.7 Inspection; Periodic Audits. Each Credit Party shall permit the representatives of Agent, at the expense of the Credit Parties, from time to time as determined by Agent in its sole discretion and during normal business hours without the requirement of prior notice, to (a) visit and inspect any of such Credit Party’s offices or properties or any other place where Collateral is located to inspect the Collateral and/or to examine and/or audit all of such Credit Party’s books of account, records, reports and other papers, (b) make copies and extracts therefrom, and (c) discuss such Credit Party’s business, operations, prospects, properties, assets, liabilities, condition and/or Accounts with its officers and independent public accountants (and by this provision such officers and accountants are authorized to discuss the foregoing).”

                   (i) Subsection (a) of Article VIII (Events of Default) is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(a)

The Credit Parties shall fail to pay any amount on the Obligations or provided for in any Loan Document on the date when due (in all cases, whether on any payment date, at maturity, by reason of acceleration, by notice of intention to prepay, by required prepayment or otherwise);”

                   (j) Subsection (c) of Article VIII (Events of Default) is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(c)

any Credit Party or other party thereto, other than Agent or any Lender, shall be in violation, breach or default of, or shall fail to perform, observe or comply with any covenant, obligation or agreement set forth in, or any event of default occurs under, any Loan Document and such violation, breach, default, event of default or failure shall not be cured within the applicable period set forth in the applicable Loan Document; provided that, with respect to the affirmative covenants set forth in Article VI (other than Sections 6.3(b), (f), (g) and (h), 6.8(c), 6.9 and 6.11 for which there shall be no cure period and Section 6.2 for which there shall be a cure period to the extent indicated in subsection (a) above), there shall be a thirty (30) calendar day cure period (other than Sections 6.1 and 7.1 for which there shall not be any cure period) commencing from the earlier of (i) Receipt by such Person of written notice of such breach, default, violation or failure, and (ii) the time at which such Person or any authorized officer thereof knew or became aware, or should reasonably have known or been aware, of such failure, violation, breach or default.”

                   (k) Section 13.11 (Release of Collateral) of the Loan Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“13.11 Release of Collateral. Subject to Section 12.3, promptly following full performance and satisfaction and indefeasible payment in full in cash of all Obligations and the termination of this Agreement and following the Credit Parties’ delivery of a written release of claims in favor of Agent and Lenders in form and substance satisfactory to Agent in its sole discretion, the Liens created hereby shall terminate and Agent and Lenders shall execute and deliver such documents, at the Credit Parties’ expense, as are necessary to release Lenders’ Liens in the Collateral and shall return the Collateral to the Credit Parties, and the Credit Parties agree that they shall have no right to file any UCC termination statement with respect to any of the UCC financing statements in favor of Agent and Lenders until all Obligations are satisfied and performed in full, as provided herein, including, without limitation, the delivery of the written release described above; provided, however, that the parties agree that, notwithstanding any such termination or release or the execution, delivery or filing of any such documents or the return of any Collateral, if and to the extent that any such payment made or received with respect to the Obligations is subsequently invalidated, determined to be fraudulent or preferential, set aside, defeased or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other Person under any Debtor Relief Law, common law or equitable cause or any other law, then the Obligations intended to be satisfied by such payment shall be revived and shall continue as if such payment had not been received by Agent or any Lender and the Liens created hereby shall be revived automatically without any action on the part of any party hereto and shall continue as if such payment had not been received by Agent or any Lender. Agent and Lenders shall not be deemed to have made any representation or warranty with respect to any Collateral so delivered except that such Collateral is free and clear, on the date of such delivery, of any and all Liens arising from such Person’s own acts.”

                    (l) The definitions of “Excess Cash Flow”, “Notes”, “Senior Leverage Ratio” and “Term” set forth in Appendix A to the Loan Agreement (Definitions) are hereby deleted in the entirety and the following are substituted in lieu thereof:

“Excess Cash Flow” shall mean, for any fiscal period, without duplication, an amount equal to the sum of (a) EBITDA (but excluding the items comprising subsections (g) and (h) of the definition of EBITDA) for such period plus the amount of any cash Makewell Investments made to meet the applicable ECF Threshold for such period, plus (b) an amount equal to the aggregate net cash proceeds of the sale, lease, transfer or other disposition of assets by the Borrower and its Subsidiaries during such period (such net cash proceeds to be determined only after deducting all transaction costs, expenses, debt repayments and taxes in connection with such sale, lease, transfer or other disposition) to the extent not required to be applied to mandatory prepayments or payments on the Loans or not otherwise reinvested pursuant to Section 2.7 hereof, plus (c) the amount of any cash tax refunds received by Borrower and its Subsidiaries during such period, less (d) an amount equal to the aggregate amount of all prepayments of the Loans in excess of required repayments, less (e) an amount equal to Capital Expenditures of Borrower and its Subsidiaries for such period, less (f) an amount equal to the sum of all regularly scheduled payments and optional and/or mandatory payments of principal on Indebtedness of Borrower and its Subsidiaries actually made during such period to the extent permitted hereunder, less (g) cash tax expenses actually paid during such period, less (h) cash Interest Expense actually paid during such period, less (i) any Tax Distributions made during such period.

“Note” shall mean, if any, collectively and each individually, the Term A Loan Notes, the Term B Loan Notes and the PIK Notes, as the same may be amended, modified, divided, supplemented and/or restated from time to time.

“Senior Leverage Ratio” shall mean, for the Credit Parties on a consolidated basis, at any date of determination, the ratio of (a) Senior Debt (but excluding for purposes of this definition all Permitted Transaction Costs that are actually paid by the Borrower and any installments of the Performance Fee that are accrued by the Borrower in accordance with the terms and provisions of Section 6 of the Third Amendment) outstanding on such date, to (b) EBITDA for the twelve (12) months then ending taken as one accounting period.

“Term” shall mean the period commencing on the Closing Date and ending on September 30, 2006.

                    (m) The following new definitions “Fred Meyer Gain”, “Fred Meyer Loss”, “Performance Fee” and “Third Amendment” are hereby added to Appendix A to the Loan Agreement (Definitions) in the appropriate alphabetical order as follows:

“Fred Meyer Gain” shall mean, for any period, the amount of the gain incurred during such period in connection with the recognition of sales made to Fred Meyer that were previously treated as deferred income, provided that such gain shall not exceed $309,000.

“Fred Meyer Loss” shall mean, for any period, the amount of the loss incurred during such period in connection with the reversal of sales made to Fred Meyer and the treatment thereof as deferred income, provided that such loss shall not exceed $309,000.

“LaSalle Third Amendment” shall mean, the Waiver and Amendment No. 3 to Loan and Security Agreement dated as of October 19, 2005 by and among LaSalle and the Credit Parties without regard to any amendments thereto.

“Performance Fee” shall have the meaning ascribed to such term in Section 6 of the Third Amendment.

“Permitted Transaction Costs” shall mean, the $50,000 amendment fee charged by LaSalle in connection with the execution and delivery of the LaSalle Third Amendment, legal fees and expenses incurred by the Borrower in connection with the negotiation and documentation of the Third Amendment, the LaSalle Third Amendment and the consummation of a Repayment Event and any other reasonable expenses payable by the Borrower related to consultants, investment bankers or appraisers engaged on behalf of the Borrower, the Agent or the Agent’s counsel, as the case may be; provided, however, that such consultants, investment bankers or appraisers have been requested by the Agent and Lenders; and provided, however, further that the fees and expenses covered by this definition of “Permitted Transaction Costs” shall not exceed $500,000 in the aggregate.

“Third Amendment” shall mean the Third Amendment to Term Loan and Security Agreement and Waiver dated as of October 19, 2005, by and among Borrower, Guarantors, Agent and Lenders.

                    (n) Annex I (Financial Covenants) of the Loan Agreement is hereby amended by deleting the Senior Leverage Ratio, Minimum EBTIDA and Fixed Charge Coverage Ratio tables set forth in subsections A(1), (2) and (3) thereof in their entirety and substituting the following in lieu thereof:

          “1. Senior Leverage Ratio

          As measured on each of the following test dates, the Senior Leverage Ratio shall not exceed the following:

Test Date:	Maximum Senior Leverage Ratio:

December 31, 2003	3.6:1.00
March 31, 2004	3.70:1.00
June 30, 2004; September 30, 2004 and December 31, 2004	3.25:1.00
March 31, 2005	3.40:1.00
June 30, 2005	3.00:1.00
September 30, 2005	3.89:1.00
December 31, 2005	3.39:1.00
March 31, 2006	3.86:1.00
June 30, 2006 and the last day of each fiscal quarter thereafter	2.64:1.00

          2. Minimum EBITDA

          As measured on each of the following test dates for the twelve (12) months then ending taken as one accounting period, EBITDA for the Credit Parties on a consolidated basis shall not be less than the following:

Test Date:	Minimum EBITDA:

October 31, 2003 and November 30, 2003	$9,000,000
December 31, 2003	$8,000,000
January 31, 2004 and February 29, 2004	$8,750,000
March 31, 2004	$9,000,000
April 30, 2004; May 31, 2004; June 30, 2004; July 31, 2004; August 31, 2004; September 30, 2004; December 31, 2004 and March 31, 2005	$10,000,000
June 30, 2005	$11,500,000
September 30, 2005	$7,501,000
December 31, 2005	$8,204,000
March 31, 2006	$9,158,000
June 30, 2006 and at each fiscal quarter end thereafter	$11,700,000

          3. Fixed Charge Coverage Ratio

          As measured on the last day of each fiscal quarter during the Term, the Fixed Charge Coverage Ratio shall not be less than the following:

Test Date:	Fixed Charge Coverage Ratio:

September 30, 2005	0.84:1.00
December 31, 2005	0.92:1.00
March 31, 2006	0.96:1.00
June 30, 2006 and at each fiscal quarter end thereafter	1.09:1.00”

                    (o) Annex I (Financial Covenants) of the Loan Agreement is hereby amended further to delete the definition of “EBITDA” set forth therein and to substitute the following in lieu thereof:

“EBITDA” shall mean the sum, without duplication, of the following: Net Income or Pretax Loss plus, (a) Interest Expense, (b) taxes on income, (c) depreciation expense, (d) amortization expense, (e) all other non-cash and/or non-recurring documented charges and expenses approved by Agent in its Permitted Discretion, excluding accruals for cash expenses made in the ordinary course of business, (f) loss from any sale of assets, other than sales in the ordinary course of business (g) any Permitted Transaction Costs that are accrued by the Borrower and (h) installments of the Performance Fee to the extent that they are accrued by the Borrower in accordance with the terms and provisions of Section 6 of the Third Amendment less (x) gain from any sale of assets, other than sales in the ordinary course of business and (y) all non-cash and/or non-recurring income, all of the foregoing determined in accordance with GAAP. Notwithstanding the foregoing: (i) the Credit Parties’ “EBITDA” shall be set in the amount set forth on Annex III attached hereto for the corresponding periods set forth therein; (ii) solely for the Test Date ended June 30, 2005, the Credit Parties’ “EBITDA” shall be increased by the amount of the Fred Meyer Loss recognized during such period; and (iii) solely for the Test Dated ended September 30, 2005, the Credit Parties’ “EBITDA” shall be decreased by the amount of the Fred Meyer Gain recognized during such period.

                    (p) Annex II (Reporting Requirements) to the Loan Agreement is hereby amended to add the following subsection 8 in the appropriate order:

“8.

Concurrently with the delivery thereof to LaSalle, copies of any and all third party prepared documents, statements, appraisals, reports and other materials regarding any of the Collateral, including without limitation, the inventory appraisal that is required to be delivered to LaSalle on or before December 14, 2005 pursuant to the terms of the LaSalle Third Amendment.”

                    (q) Exhibit A (Compliance Certificate) to the Loan Agreement is hereby deleted in its entirety and Exhibit A (Compliance Certificate) attached hereto is substituted in place thereof.

                     (r) The disclosure schedules to the Loan Agreement are hereby deleted in their entirety and the amended and restated disclosure schedules attached hereto as Exhibit 2(r) (the “Amended and Restated Disclosure Schedules”) are substituted in place thereof.

          SECTION 3. Investment Banker. The Credit Parties hereby acknowledge and agree to engage and thereafter employ and maintain in place, at all times and at its sole expense, a nationally-recognized investment banker acceptable to the Agent and Lenders in their sole discretion on terms satisfactory to the Agent and Lenders in their sole discretion (“Investment Banker”). The Credit Parties agree that the Investment Banker shall develop and explore strategic initiatives, including, without limitation, assisting the Credit Parties with respect to one or more sales of the Credit Parties’ assets, stock or other ownership interests and business operations or a refinancing which will generate liquidity in an amount sufficient to enable the Credit Parties to satisfy all of its Obligations to the Agent and the Lenders (collectively, the “Repayment Event”). The Credit Parties further agree to consummate the Repayment Event that constitutes the highest and best offer received by the Credit Parties in an amount sufficient to repay the LaSalle Loans and the Obligations owed to Agent and Lenders in full in cash. The Credit Parties hereby consent to the Agent contacting the Investment Banker directly with respect to the status of the prospects and the Credit Parties’ marketing and sales efforts with respect to a Repayment Event, and hereby agrees that such communications shall not be restricted or denied in any way provided that the Agent shall not have the right to direct the actions of the Investment Banker or to otherwise exercise any control over the Investment Banker. In connection with the foregoing, the Investment Banker and/or Borrower shall copy Agent and Lenders on all drafts of Investment Banker’s work product simultaneously with Investment Banker’s delivery thereof to Borrower or Borrower’s receipt thereof, as applicable, and Investment Banker and/or Borrower shall deliver to the Agent and Lenders copies of all final work product prepared by the Investment Banker simultaneously with Investment Banker’s delivery thereof to Borrower or Borrower’s receipt thereof, as applicable, and Investment Banker shall provide Agent and Lenders with any other work product of the Investment Banker that the Agent and Lenders may reasonably request, and also to deliver to the Agent and Lenders all of the following items on or before the following dates, each in form and substance satisfactory to the Agent and Lenders in their sole discretion:

                    (a) On or before November 15, 2005, a fully executed engagement letter between the Borrower and the Investment Banker;

                    (b) On or before January 15, 2006, a final, fully distributed offering memorandum for soliciting bids and a detailed written plan as to the Borrower’s efforts to consummate a Repayment Event that will generate liquidity in an amount sufficient to enable the Credit Parties to timely satisfy all of their Obligations owed to the Agent and the Lenders;

                    (c) Borrower shall use best efforts to deliver, on or before February 28, 2006, at least one binding, fully executed, letter-of-intent, subject solely to customary contingencies, with respect to a Repayment Event; provided that if Borrower’s best efforts do not result in timely compliance with this subsection (c), then the Agent and Lenders shall not declare an Event of Default;

                    (d) Borrower shall use best efforts to deliver to the Agent and Lenders duly executed, non-contingent Definitive Documentation with respect to a Repayment Event on or before March 30, 2006, provided that if Borrower’s best efforts do not result in timely compliance with this subsection (d), then the Agent and Lenders shall not declare an Event of Default. For purposes of this Section 3(d), the term “Definitive Documentation” shall mean all of the following: (1) written documents containing terms and conditions satisfactory to Agent and Lender in their sole discretion and providing for the consummation of a Repayment Event on or before April 30, 2006; (2) any and all written consents to the consummation of a Repayment Event from LaSalle and all other Persons deemed necessary by Agent and Lenders in their sole discretion, together with all assurances requested by Agent and Lenders regarding the Credit Parties’ ability to consummate a Repayment Event on or before April 30, 2006; and (3) any and all other agreements, instruments and documents in connection with a Repayment Event requested by Agent and Lenders from any and all Persons deemed necessary by Agent and Lenders in their sole discretion; and

                    (e) Borrower shall use best efforts to consummate a Repayment Event on or before April 30, 2006, provided that if Borrower’s best efforts do not result in timely compliance with this subsection (e), then the Agent and Lenders shall not declare an Event of Default.

          SECTION 4. Business Consultant. The Credit Parties shall employ and maintain in place, at all times and at its sole expense, Silverman Consulting or another business consultant satisfactory to the Agent and Lenders in their sole discretion (“Business Consultant”). The Credit Parties agree that the Business Consultant shall provide advice and assistance to Credit Parties’ management with respect to all aspects of the business and operations of the Credit Parties, including, without limitation, assisting with developing strategic initiatives, identifying operational inefficiencies, developing and assisting to implement strategies to eliminate such operational inefficiencies, reviewing the Credit Parties’ 2006 Operating Budget on or before November 15, 2005 and providing suggested changes, if any, and on a weekly basis reviewing the Rolling Thirteen Week Cash Flow Report (defined below) and assisting the Credit Parties with respect to marketing and selling the Credit Parties’ assets and consummating a Repayment Event. The Business Consultant shall have complete and full access at all times to management of the Credit Parties and to the books and records of the Credit Parties in order to provide information and advice to the Credit Parties regarding all aspects of the business, financial condition, operations, and prospects of the Credit Parties and with respect to marketing and selling the Credit Parties’ assets and consummating a Repayment Event. The Credit Parties hereby consent to the Agent contacting the Business Consultant directly with respect to the status of the Credit Parties’ business operations, the Credit Parties’ prospects and financial condition and the Credit Parties’ marketing and sales efforts (with respect to the sale of the Credit Parties’ assets and the consummation of a Repayment Event), and hereby agrees that such communications shall not be restricted or denied in any way provided that the Agent and Lenders shall not have the right to direct the actions of the Business Consultant or to otherwise exercise any control over the Business Consultant. The Credit Parties further agree that the Business Consultant and/or Borrower shall deliver to the Agent copies of any written reports, work product, information, document or item received by any Credit Party from the Business Consultant, simultaneously with the delivery or receipt of the same, and any other written reports and work product of the Business Consultant that the Agent and Lenders may reasonably request in their Permitted Discretion.

          SECTION 5. Agent’s Financial Consultant. The Credit Parties hereby acknowledge and agree that the Agent, or its counsel, may retain and thereafter continue to employ and retain, at the Credit Parties’ expense, a financial consultant satisfactory to the Agent in its sole discretion (the “Agent’s Financial Consultant”) to assess the status of the business operations of the Credit Parties and to analyze the Credit Parties’ current and future plans with respect to the continued business operations, projected results and supply chain management of the Credit Parties and the Credit Parties’ fulfillment of their Obligations under the Loan Documents, including, without limitation, reviewing and testing the work product of the Business Consultant and the Investment Banker. The Credit Parties shall reimburse the Agent, or its counsel, as the case may be, on demand, for all reasonable fees and expenses of the Agent’s Financial Consultant. The Credit Parties agree to cooperate fully and reasonably with the Agent’s Financial Consultant in conducting its review, to include, without limitation, access to the Credit Parties’ facilities and books and records, and the opportunity to interview officers and key agents and employees of the Credit Parties, including, without limitation, the Credit Parties’ Business Consultant and outside auditors and the Investment

Banker. The Agent’s Financial Consultant may conduct any such activity without any prior notice to the Credit Parties.

          SECTION 6. Performance Fee. The Credit Parties acknowledge and agree that, as partial consideration for the Agent’s and Lenders’ agreements and commitments hereunder, the Credit Parties shall pay to the Agent, for distribution to the Lenders, a performance fee in the amount of Two Million Dollars ($2,000,000), which fee shall be fully earned in its entirety on the date of this Amendment and shall be payable in kind by the Credit Parties such that it shall accrue and be added to the principal outstanding balance of the Term Loan owed to the Agent and Lenders on the dates set forth below in the amounts set forth below (the “Performance Fee”) for payment in cash promptly following the repayment in full in cash of the LaSalle Loans and the other Obligations owed to the Agent and Lenders (such Performance Fee to be paid pro rata with the “Termination Fee” payable to LaSalle under and pursuant to the LaSalle Third Amendment as in effect on such date without regard to any subsequent amendment(s) thereto):

Scheduled Accrual Date:	Fee:

May 1, 2006	$1,000,000
June 1, 2006	$500,000
July 1, 2006	$500,000

The Performance Fee shall be added to the Term Loan, shall constitute part of the Obligations and shall be secured by all of the Collateral. Notwithstanding the foregoing, the Credit Parties’ obligation to pay the $2,000,000 Performance Fee shall be forgiven or partially forgiven to the extent that any installment of such fee is not yet due pursuant to the scheduled accrual dates set forth in this Section 6 if a Repayment Event shall have been consummated or the Obligations shall have been otherwise indefeasibly repaid in full in cash on or before the respective scheduled accrual dates set forth in this Section 6.

          SECTION 7. Waiver and Consent. Subject to the terms and conditions of this Amendment, including without limitation the conditions specified in Section 11 and 12 below, the Agent and Lenders hereby waive the Specified Events of Default. The aforesaid waiver and consent relates solely to the Specified Events of Default and nothing in this Agreement is intended or shall be construed to be a waiver by the Agent or Lenders of any other Default or Event of Default which may currently exist or hereafter arise. Agent’s and/or Lenders’ exercise or failure to exercise any rights under any of the foregoing in a particular instance shall not operate as a waiver of their rights to exercise the same or different rights in subsequent instances.

          SECTION 8. Additional Reporting. In addition to and not in lieu of any other reports required by the Loan Agreement, the Credit Parties shall furnish or cause to be furnished to the Agent or shall participate in, as the case may be, all of the following:

                    (a) Rolling Thirteen Week Cash Flow Report. A weekly report (the “Rolling Thirteen Week Cash Flow Report”), in form and substance satisfactory to Agent in its sole discretion,

with the first such report to be provided on October 24, 2005 and thereafter to be provided no later than Monday of each week, or if Monday is not a Business Day, then on the next succeeding Business Day, which sets forth (i) an updated thirteen-week cash flow projection whereby the first week shall be deleted and updated with the week immediately succeeding the last week included in the previous report; (ii) a detailed reconciliation analysis of actual results compared to projected results for the prior week and the actual results compared to the projected results for the period to date; and (iii) a written explanation of all variances;

                    (b) Conference Call. Upon the Agent’s request, the Credit Parties (including key management and any other requested personnel) shall participate in a weekly telephonic meeting, at which time the Credit Parties will: (i) review the status of their business operations and cash flows; (ii) present and discuss progress towards a Repayment Event; and (iii) provide detail relating to the prior month’s and week’s financial performance (including a detailed reconciliation analysis of actual results compared to projected results) and the Credit Parties’ expected current month’s financial and operational performance; and

                    (c) Extension Period Notices. On or about August 15, 2004 Borrower commenced an Extension Period (as such term is defined in the Subordinated Debentures) under the Subordinated Debentures such that payments of interest thereon shall be deferred for a period of up to sixty (60) consecutive months in accordance with the terms and conditions of the Subordinated Debentures, and Borrower has confirmed the continuance of such Extension Period pursuant to monthly written notices (the most recent of which is attached hereto as Exhibit 8(c)). At all times prior to the indefeasible payment in full in cash of the Obligations owed to Agent and Lenders, the Borrower shall continue to issue monthly written notices to all holders of the Subordinated Debentures confirming the occurrence and continuance of an Extension Period, and the Borrower shall furnish Agent with a copy of all such notices simultaneously with the issuance thereof.

                    (d) Cooperation; Other Information. Each Credit Party shall cooperate fully and reasonably shall provide such other financial and other information concerning the financial, business and legal affairs of any Credit Party as the Agent and Lenders may from time to time reasonably request.

          SECTION 9. Additional Events of Default. Notwithstanding any cure periods granted under the Loan Agreement and other Loan Documents, the Credit Parties hereby acknowledge that the failure to timely and fully meet any of the agreements, obligations, provisions or covenants set forth in this Amendment or in Sections of the Loan Agreement that are amended by this Amendment, in each case, on or before such applicable date shall constitute an automatic Event of Default under the Loan Agreement and the other Loan Documents (without notice, demand or grace of any kind) and shall entitle the Agent and the Lenders to exercise all of the rights and remedies granted thereunder.

          SECTION 10. Guarantor Acknowledgment.

                    (a) Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of the Loan Agreement and this Amendment. Each Guarantor hereby confirms that it will continue to guarantee to the fullest extent possible in accordance with the Loan Agreement, as amended hereby, the payment and performance of all “Obligations” under the Loan Agreement, as amended hereby, including without limitation the payment and performance of all such “Obligations” under the Loan Agreement, as amended hereby, in respect of the Obligations of the Borrower now or hereafter existing under or in respect of the Loan Agreement and the Notes defined therein, as amended hereby.

                    (b) Each Guarantor acknowledges and agrees that the Loan Agreement and other Loan Documents, as amended hereby, shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Guarantor represents and warrants that all representations and warranties contained in the Loan Agreement and this Amendment are true, correct and complete in all respects on and as of the date hereof to the same extent as though made on and as of the date hereof.

                    (c) Each Guarantor acknowledges and agrees that: (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Loan Agreement or any other Loan Document to consent to the amendments of the Loan Agreement effected pursuant to this Amendment; and (ii) nothing in the Loan Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Loan Agreement.

          SECTION 11. Conditions Precedent. This Amendment shall be effective upon the satisfaction of all of the following conditions:

                     (a) Deliverables. The Credit Parties shall have delivered to the Agent: (i) an executed original of this Amendment and Agent shall have accepted the Credit Parties’ signatures thereto; (ii) the Amended and Restated Disclosure Schedules, in form and substance satisfactory to Agent in its sole discretion; (iii) an executed copy of an Amendment No. 1 to that certain Pledge Agreement dated October 29, 2003 made by Borrower in favor of Agent, which Amendment No. 1 shall be in the form of Exhibit 11(a)(iii) attached hereto, shall be in form and substance satisfactory to Agent in its Permitted Discretion and shall confirm the pledge to Agent of the Borrower’s ownership interests in, among other entities, NBU Group, LLC; (iv) original stock certificates, limited liability company membership certificates and/or other ownership certificates, as applicable, together with stock powers, proxies and other similar instruments executed in blank, as applicable, with respect to any and all ownership interests that are pledged by the Credit Parties to the Agent as security for the Obligations; (v) any and all consents, licenses, permits, approvals or authorizations of, or registrations, filings or declarations with any Governmental Authority or other Person (including, without limitation, any and all holders of the Subordinated Debentures and the Subordinated Debt) if required in connection with the execution, delivery, performance, validity or enforceability of this Amendment by or against the Credit Parties; and (vi) an executed copy of the LaSalle Third Amendment, in form and substance satisfactory to the Agent in its Permitted Discretion.

                     (b) Accuracy of Representations and Warranties. All representations and warranties made by the Credit Parties under this Amendment are true and correct as of the date hereof.

                    (c) No Defaults or Events of Default. Except for the Specified Events of Default, the Borrower is not in default under any Loan Document and no Event of Default exists and is continuing or would result from the execution, delivery or performance of this Amendment.

          SECTION 12. Conditions Subsequent. In addition to the foregoing, the Credit Parties hereby agree to satisfy all of the following conditions contained in this Section 12 in a manner satisfactory to Agent in its sole discretion. A failure to satisfy any of the conditions contained in this Section 12 in a manner satisfactory to Agent in its sole discretion on or before the dates set forth below constitute an automatic Event of Default under the Loan Agreement and other Loan Documents (without notice, demand or grace of any kind):

                    (a) 2005 Annual Statements. Notwithstanding anything set forth in Section 6.1(a) of the Loan Agreement to the contrary, solely for the Credit Parties’ fiscal year ended June 30, 2005, the Credit Parties shall be permitted to deliver to Agent the annual financial statements that are required to be delivered in connection with Section 6.1(a) of the Loan Agreement on or before October 25, 2005.

                    (b) Engagement Letter. On or before October 28, 2005, the Credit Parties shall deliver to Agent a fully executed engagement letter between the Credit Parties and the Business Consultant, in form and substance satisfactory to Agent in its sole discretion, together with written evidence, in form and substance satisfactory to Agent in its sole discretion, that the Business Consultant has commenced the tasks described in Section 4 hereof on or before such date.

                    (c) Landlord Waivers. On or before October 31, 2005, the Credit Parties shall deliver to Agent a fully executed landlord waiver, in form and substance satisfactory to Agent in its sole discretion, with respect to each of the Credit Parties leasehold locations for which the Agent does not presently have a landlord waiver.

                    (d) Warehouseman Waivers. On or before October 31, 2005, the Credit Parties shall deliver to Agent a fully executed warehouseman’s waiver, in form and substance satisfactory to Agent in its sole discretion, with respect to each of the Credit Parties’ warehouse locations for which the Agent does not presently have a warehouseman’s waiver.

                    (e) Opinion. On or before November 3, 2005, the Credit Parties shall deliver a written opinion of counsel for the Borrower in form and content satisfactory to the Agent in its Permitted Discretion, addressed to the Agent and its counsel, and covering such matters related to the transactions contemplated hereby as the Agent may request (including, without limitation, as to authority, existence, incumbency and enforceability of this Amendment).

                    (f) Updated Insurance Certificates. On or before November 3, 2005, the Credit Parties shall deliver updated insurance certificates naming Agent as loss payee and additional insured, with respect to each of the Credit Parties insurance policies on which Agent is not presently named in such capacities, and Credit Parties shall also deliver to Agent evidence of D&O and business interruption insurance, in form and substance satisfactory to Agent in its Permitted Discretion.

                    (g) Termination. On or before November 21, 2005, the Credit Parties shall cause to be duly filed a termination statement with respect to the following PPSA Registration: Location: Missassauga, Canada, Debtor: Weatherly Consumer Products, Inc., Secured Party: Nations Financial Capital Corporation, assignee of US West Financial Services, Inc., as Agent, File #: 060929289 Registration #: 19930728 11445 0043 4214.

                    (h) Intellectual Property. Within three (3) Business Days after Agent’s delivery of proposed filings, each Credit Party shall execute or at Credit Parties’ expense, permit the Agent to execute updated United States Patent & Trademark Office and/or United State Copyright Office filings against Intellectual Property owned by the Credit Parties, in favor of the Agent and Lenders, in form and substance satisfactory to the Agent in its sole discretion.

          SECTION 13. Loan Agreement and Other Loan Documents in Full Force and Effect as Amended. E\xcept as specifically amended hereby, the Loan Agreement and other Loan Documents shall remain in full force and effect and hereby are ratified and confirmed as so amended. This Amendment shall not constitute a novation, satisfaction and accord, cure, release or satisfaction of the Loan Agreement or other Loan Documents, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terns and conditions of the Loan Agreement and other Loan Documents as amended by this Amendment, as though such terms and conditions were set forth herein in full. Each reference in the Loan Agreement and the other Loan Documents to “this Agreement,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement or applicable Loan Document, as amended by this Amendment, and each reference herein or in any other Loan Document to the “Agreement”, the “Loan Agreement” or the “CapitalSource Loan Agreement” shall mean and be a reference to the Loan Agreement as amended and modified by this Amendment.

          SECTION 14. Representations. The Credit Parties hereby represent and warrant to the Agent and Lenders as follows: (i) each of the Credit Parties is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) the execution, delivery and performance by each of the Credit Parties of this Amendment are within its powers, have been duly authorized, and do not contravene: (A) its articles of incorporation, certificate of formation, shareholders agreement, operating agreement, limited liability company agreement, voting rights agreement or other organizational documents (collectively, the “Organizational Documents”); or (B) any applicable law, (iii) except as delivered to Agent pursuant to Section 11 above, no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment by or against the Credit Parties, (iv) this Amendment has been duly executed and delivered by each of the Credit Parties, and the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate or partnership action on the part of each of the Credit Parties, (v) this Amendment constitutes the Credit Parties’, legal, valid and binding obligations enforceable against it in accordance with its terns, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity, (vi) after giving effect to this Amendment, no Credit Party is in default under any Loan Document or any document, instrument or agreement evidencing or relating to any other indebtedness of such Credit Party and no such default or any other Default or Event of Default exists, has occurred and is continuing or would result from the execution, delivery or performance of this Amendment, (vii) (A) no default or event of default or other event, fact, circumstance or condition that, with the giving of applicable notice passage of time or both, would constitute or be or result in any default or event of default under any Subordinated Debt or the Subordinated Debentures has occurred and is continuing, and (B) notwithstanding anything to the contrary set forth in the Loan Agreement, Loan Documents or any document governing the Subordinated Debt or Subordinated Debentures, the Credit Parties shall not make any payments (in cash, in kind by set off or otherwise) on or with respect to the Subordinated Debt or the Subordinated Debentures at any time prior to the indefeasible repayment in full in cash of the Obligations that are owed to the Agent and Lenders, (viii) (A) an Extension Period (as such term is defined in the Subordinated Debentures) has occurred and is continuing under the Subordinated Debentures, and (B) Borrower shall not revoke such Extension Period at any time prior to the indefeasible payment in full in cash of the Obligations owed to the Agent and Lenders, (ix) there are no Organization Documents governing EYAS except as listed on Exhibit 14, and as of the date hereof there are not, and at all times prior to the indefeasible payment in full of the Obligations owed to the Agent and Lenders there shall not be, any outstanding capital stock, equity securities or other ownership interests of EYAS except for any of the foregoing that constitute Permitted Securities, (x) (A) nothing contained or provided in any Organizational Documents of any Credit Party to the contrary: (1) shall restrict or limit or require any consent, vote or action of any of the shareholders, members or owners to any of the Pledge Agreements or the transactions contemplated thereby or to any action taken by Agent and/or Lenders under the Pledge Agreements including, without limitation, any enforcement action or any foreclosure, sale or transfer of all or a portion of the Pledged Collateral (as such term is defined in the Pledge Agreements); or (2) shall otherwise affect or restrict in any manner the exercise by Agent of any rights and remedies under the Pledge Agreements, the Loan Agreement or the other Loan Documents and (xi) all representations and warranties made by the Credit Parties under the Loan Documents are true and correct as of the date hereof and are made as to this Amendment. All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment and no investigation by the Agent and Lenders shall affect such representations or warranties or the right of the Agent and Lenders to rely upon them.

          SECTION 15. Release. In consideration of Agent and Lenders entering into this Amendment, each of the Credit Parties hereby releases and forever discharges Agent and Lenders, and their successors, assigns, agents, shareholders, members, directors, officers, employees, agents, attorneys, parent corporations, subsidiary corporations, affiliated corporations, affiliates, and each of them, from any and all claims, debts, Obligations, demands, obligations, costs, expenses, actions and causes of action, of every nature and description, known and unknown, whether or not related to the subject matter of this Amendment, which such Credit Party or any Credit Party now has or at any time may hold, by reason of any matter, cause or thing occurred, done, omitted or suffered to be done prior to the date of this Amendment. Each of the Credit Parties waives the benefits of any law, which may provide in substance: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” Each of the Credit Parties understands that the facts which it believes to be true at the time of making the release provided for herein may later turn out to be different than it now believes, and that information which is not know known or suspected may later be discovered. Each of the Credit Parties accepts this possibility, and each of the Credit Parties assumes the risk of the facts turning out to be different and new information being discovered; and each of the Credit Parties further agrees that the release provided for herein shall in all respects continue to be effective and not subject to termination or rescission because of any difference in such facts or any new information. This release is fully effective on the date hereof. Agent and Lenders are not releasing any Credit Parties from any claims, debts, Obligations, demands, obligations, costs, expenses, actions or causes of action.

          SECTION 16. Miscellaneous.

                    (a) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, be deemed to be an amendment or modification of, or operate as a waiver of, any provision of any Loan Document or any right, power or remedy of the Agent and Lenders, nor constitute a waiver of any provision of any Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case whether arising before or after the date hereof or as a result of performance thereunder. This Amendment shall not preclude the future exercise of any right, remedy, power or privilege available to the Agent and Lenders whether under the Loan Documents, at law or otherwise.

                    (b) This Amendment may be executed in any number of counterparts (including by facsimile), and by the different parties hereto or thereto on the same or separate counterparts, each of which shall be deemed to be an original instrument but all of which, as applicable, together shall constitute one and the same agreement. The descriptive headings of the various sections of this Amendment are inserted for convenience of reference only and shall not be deemed to affect the meaning or construction of any of the provisions thereof. Whenever the context and construction so require, all words in this Amendment in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine.

                    (c) This Amendment may not be changed, amended, restated, waived, supplemented, discharged, canceled, terminated or otherwise modified orally or by any course of dealing or in any manner other than as provided in the Loan Agreement. This Amendment shall be considered part of the Loan Agreement and shall be a Loan Document for all purposes.

                    (d) The Loan Agreement as amended by this Amendment constitutes the final, entire agreement and understanding between the parties with respect to the subject matter thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties, and shall be binding upon and inure to the benefit of the successors and assigns of the parties thereto and supersede all other prior agreements and understandings, if any, relating to the subject matter thereof. There are no unwritten oral agreements between the parties with respect to the subject matter thereof.

                    (e) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN, AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF, THE LOAN AGREEMENT.

                    (f) The Borrower may not assign, delegate or transfer this Amendment or any of its rights or obligations hereunder without the prior consent of the Agent and Lenders and any delegation, transfer or assignment in violation hereof shall be null and void. No rights are intended to be created hereunder for the benefit of any third party donee, creditor or incidental beneficiary of the

Borrower or any other Person other than the Agent and Lenders. Nothing contained in this Amendment shall be construed as a delegation to the Agent and Lenders of the Borrower’s duty of performance, including, without limitation, any duties under any account or contract in which the Agent and Lenders have a security interest or Lien. This Amendment shall be binding upon the Borrower and its respective successors and permitted assigns. The Agent and Lender’s ability to assign, sell or transfer all or any part of this Amendment shall be governed by the Loan Agreement.

                    (g) Except as specifically amended hereby, (i) this Amendment shall not limit or diminish the obligations of the parties under the Loan Agreement, and (ii) each Credit Party reaffirms its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect and are hereby ratified and confirmed.

                    (h) The Credit Parties shall execute and deliver such other documents, certificates and/or instruments and take such other actions or cause such other actions to be taken as the Agent and Lenders may request in order more effectively to consummate the transactions contemplated hereby.

                    (i) Each Credit Party hereby acknowledges and agrees that it has no defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of such Credit Party’s liability to repay the Obligations or to seek affirmative relief or damages of any kind or nature from Agent and/or the Lenders.

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          IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the day and year first above written.

BORROWER:	EASY GARDENER PRODUCTS, LTD., a Texas limited partnership

By: E G Product Management, L.L.C., its General Partner

	By:	/s/ Richard M. Kurz

	Name:	Richard M. Kurz

	Title:	CFO

GUARANTORS:	EYAS INTERNATIONAL, INC.

	By:	/s/ Richard M. Kurz

	Name:	Richard M. Kurz

	Title:	CFO

EG, L.L.C.

	By:	/s/ Richard M. Kurz

	Name:	Richard M. Kurz

	Title:	CFO

E G PRODUCT MANAGEMENT, L.L.C.

	By:	/s/ Richard M. Kurz

	Name:	Richard M. Kurz

	Title:	CFO

WEATHERLY CONSUMER PRODUCTS, INC.

	By:	/s/ Richard M. Kurz

	Name:	Richard M. Kurz

	Title:	CFO

WEATHERLY CONSUMER PRODUCTS GROUP, INC.

	By:	/s/ Richard M. Kurz

	Name:	Richard M. Kurz

	Title:	CFO

[Remainder of page intentionally left blank]

NBU GROUP, LLC

By:	/s/ Richard M. Kurz

Name:	Richard M. Kurz

Title:	CFO

[Remainder of page intentionally left blank]

AGENT AND LENDER:	CAPITALSOURCE FINANCE LLC

	By:	/s/ Joseph Turitz

	Name:	Joseph Turitz

	Title:	General Counsel, Corporate Finance

Schedule A

(Schedule of Obligations)
(Unpaid principal as of September 30, 2005)*

Term A Loan:	$8,840,774.49
Term B Loan:	$9,500,000.00
PIK:	$1,324,024.58

*plus accrued and accruing interest, costs, fees, attorneys’ fees and disbursements and other charges as well as adjustments, credits, and charges as provided as provided under the Loan Documents.